Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         VIVA GAMING & RESORTS.COM, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of VIVA GAMING & RESORTS.COM, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P97000103756, does hereby certify:

First: That pursuant to written consent of the majority of the Shareholders of the Common Stock of the Corporation and all of the Directors of said Corporation on September 15, 1999, the Shareholders and Directors approved the following amendments to the Corporation's Articles of Incorporation: Therefore the number of votes cast was sufficient for approval.

                                    ARTICLE I

The name of this Corporation shall be VIVA GAMING & RESORTS INC.

                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is:

3653 Howard Hughes Parkway
Suite #200
Las Vegas, Nevada
USA 89109

IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board of Directors of this Corporation, has executed these Articles of Amendment as of September 30, 1999.

                                          VIVA GAMING & RESORTS.COM, INC.

                                          By: /s/ Robert C. Sim
                                              ----------------------------------
                                              Robert C. Sim - Chairman, Director